Exhibit 99.1

THE WET SEAL, INC.

CODE OF BUSINESS ETHICS

AND

CONDUCT

The Wet Seal, Inc. Code of Business Ethics and Conduct

Table of Contents

INTRODUCTION	1

GENERAL BUSINESS GUIDELINES/COMPLIANCE WITH LAWS	2

ACCURATE AND COMPLETE ACCOUNTING	3

RECORD RETENTION	4

CONDUCT OUTSIDE THE COMPANY	4

FAIR DEALING	4

SELECTION OF VENDORS/SUPPLIERS	4

SOCIAL NETWORKING	4

CONFLICTS OF INTEREST	5
Gifts and Entertainment	5
Interests in Competitors, Suppliers and Third Parties	7
Indirect Interests or Relationships	7

SECURITIES LAWS	8

CORPORATE OPPORTUNITIES	8

SAFEGUARDING CORPORATE ASSETS	9

PROHIBITION AGAINST HARASSMENT AND HOSTILE WORK ENVIRONMENT	9

ASKING FOR HELP AND REPORTING CONCERNS	9

Note: The Wet Seal, Inc. Code of Business Ethics and Conduct are current as of March 20, 2012. In adopting and publishing these guidelines, you should note that (1) in some respects the Company’s policies may exceed minimum legal requirements or industry practice, (2) nothing contained in the Code should be construed as a binding definition or interpretation of a legal requirement or industry practice, and (3) any action by the Company’s employees or agents in violation of the law or the Code is beyond the scope of such person’s authority or duty and is not an act by the Company or on its behalf.

To obtain additional copies of the Code, you may contact your supervisor or the Corporate Ethics/Compliance Officer at 949-699-3900 ext. 4796.

Introduction

The Wet Seal, Inc. Code of Business Ethics and Conduct (this “Code”) is the Company’s charter for ethical conduct. The Wet Seal, Inc. (the “Company”) has established the Code to describe the Company’s expectations for business conduct. The Code applies to all actions of every director and every employee, from those who perform entry level functions to senior officers. All officers and managers are responsible for ensuring that employees under their supervision are familiar with the Code and are consistently applying it in all business conduct.

The Company has established means by which you can confidentially communicate any observations of code violations — in particular accounting and financial reporting controls, auditing practices, or conflicts of interest and other concerns listed herein — without fear of retaliation by the Company or its employees. Retaliation will not be tolerated. To report a concern, you may contact your supervisor or your supervisor’s manager.

If you are aware of or observe improper accounting or financial reporting, you may call the Company’s Ethics Hotline at 1-800-435-1445 to speak with a live representative, 24 hours a day, from a third party, Global Compliance. These calls are reported back to the Company’s Corporate Ethics/Compliance Officer. Any investigation of such complaints will be treated as confidentially as possible.

If you have concerns related to other matters covered by the Code, such as conflicts of interest and business ethics, you may call and leave an anonymous voicemail message at 1-888-679-3964, ext. 4796.

Additionally, in either case, you may also speak with the Company’s Corporate Ethics/Compliance Officer, who is authorized to assist you in your report and discuss such issues with you and can be reached at 949-699-3900 ext. 4796.

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After reading this Code, you should:

•	Have a thorough knowledge of the Code’s terms and provisions.

•	Be able to recognize situations that present legal or ethical dilemmas.

•	Be able to deal effectively with questionable situations in conformity with this Code.

In order to be able to accomplish these goals, we recommend that you take the following steps:

•	Read the entire Code thoroughly.

•	If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they apply to you.

•	Think about how the provisions of this Code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.

•	If you have questions, ask your supervisor or the Company’s Corporate Ethics/Compliance Officer.

As far as your personal actions, when you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

•	Does the action comply with this Code?

•	How will your decision affect others, including the Company’s customers, shareholders, employees and the community?

•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

•	Have you contacted your supervisor regarding the action?

Please note that the Code is not an employment contract and does not modify the employment relationship between you and the Company. The Company does not create any contractual or legal rights or guarantees by issuing these policies, and we reserve the right to amend, alter and terminate policies at any time and for any reason

General Business Guidelines/Compliance with Laws

First and foremost, the Company’s policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to the Company’s business. Although the Code addresses several important legal topics, the Code cannot anticipate every possible situation or cover every topic in detail. Therefore, each employee is responsible for knowing the laws and policies that relate to his or her own job and the locale where he or she is working or conducting business. It is also the responsibility of each employee to report any violations of the law or the Code. You may report such violations by following the compliance procedures contained in the section of the Code entitled “Asking for Help and Reporting Concerns.”

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All employees of the Company shall conduct their business in accordance with any applicable laws of the United States and any other country’s governmental jurisdictions with whom the Company conducts business. All employees should observe and practice the highest standards of business ethics.

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You may not directly or indirectly make payment or give any gift to any governmental representative or personnel in order to obtain or retain business. No action of an employee of the Company should be taken that could be perceived as an action that may influence decisions in matters affecting the Company. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity is likewise prohibited. This is not meant to prohibit political contributions but to ensure that any personal contribution to a political candidate, party or organization not be represented as a contribution from the Company.

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No employee shall, on the Company’s behalf or on the Company time or premises, solicit contributions for a political party, organization or committee or any candidate for public office, except in connection with a solicitation on behalf of any political action committee established by the Company, or other solicitation approved by the Chief Executive Officer of the Company. No employee may use any Company funds or property in support of any political party, organization or committee, or any candidate for public office unless the usage is permitted by law and approved by the Chief Executive Officer. Employees may not be reimbursed by the Company in any way, directly or indirectly, for personal political contributions.

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You may not solicit, receive or accept any bribe, kickback or other payment (whether directly or indirectly) from any current or prospective vendor, supplier, landlord, or any other person who currently conducts business or may conduct business in the future with the Company.

This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with the Company, as well as all of the Company’s related written policies on these laws and regulations. Supervisors are responsible for ensuring that employees under their supervision have access to and are familiar with these laws and regulations.

Accurate and Complete Accounting

The Company’s accounting and financial reporting policies must follow United States Generally Accepted Accounting Principles (GAAP) and other laws and regulations such as those of the Internal Revenue Service and the Securities and Exchange Commission. Laws and regulations require that the Company have and maintain internal controls to ensure the integrity of its financial statements. You are required to adhere to the following policies:

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All financial transactions (such as sales, leases or purchases) must be recorded truthfully, accurately, in a timely fashion and in sufficient detail so that the Company’s accounting records are reliable and fairly reflect the nature of the transactions.

•	You may not make any false or misleading entries or maintain any unrecorded or secret fund, reserve, asset or account for any purpose.

•	You may not make any payment or transfer of funds or assets for any purpose other than that described in the documents supporting the payment or transfer.

•	No invoices believed to be false or fictitious may be paid.

•	It is unlawful for you to fraudulently induce, coerce or mislead the Company’s independent public accountants to make the Company’s financial statements misleading.

Suspected breaches or improper treatment of an accounting transaction must be reported and investigated. The Company will not retaliate against any employee for filing a good faith complaint or for cooperating in an investigation of an alleged violation, and will not tolerate or permit retaliation by management, employees or co-workers.

Record Retention

The Company will retain all books, records and statements in accordance with its record retention policies and all applicable laws and regulations. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to litigation or a government investigation, including not only formal reports but all less formal data such as e-mails, expense reports and internal memos. If you are informed that information in your possession is the subject of litigation or a government investigation, or if you have other reason to believe that such information may be involved in a judicial proceeding, no matter whether you think it is relevant or not, you are prohibited from making any effort to alter, destroy, modify or conceal that information.

Conduct Outside the Company

Because your conduct may be a reflection on the Company, every employee is expected to adhere to acceptable ethical behaviors in matters of personal conduct at all times. You must be committed to exhibiting a high degree of personal integrity at all times.

Fair Dealing

The Company is committed to maintaining the highest levels of integrity and fairness. You should not take unfair advantage of anyone (customers, contractors and even competitors) through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. If you are unclear regarding what constitutes an unfair-dealing practice, please ask your direct manager or the senior manager of your division.

Selection of Vendors/Suppliers

Whenever possible, vendors and suppliers should be selected after fair and open competitive bids have been submitted. The vendor or supplier selected should be of the highest value in quality, need, performance and cost. Any purchases made with these selected vendors and suppliers should be made in accordance with the Company’s purchasing policies.

Social Networking

Personal Web sites and Web logs (blogs), such as My Space, Facebook, and Twitter have become prevalent methods of self-expression and communication within today’s modern society and culture. While the company understands that employees may participate in these activities outside of work, the company expects employees to use these mediums for personal use only, during their own personal time. In certain situations, employees may use company equipment to access these sites if necessary or applicable for business purposes and with the approval of their supervisor.

•	Employees should not have the expectation of privacy regarding these sites as they are accessible for anyone to view or read.

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Employees should refrain from making any unlawful, disrespectful or defamatory comments about the company, its employees and affiliates or others, and from identifying himself or herself as a Wet Seal employee in any unlawful manner that negatively affects or harms the Company’s reputation or brand.

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Employees should not disclose any confidential or proprietary information of the company or the confidential and proprietary information of any third party that an employee has had access to through their employment with the Company. Consult the company’s confidentiality policy for guidance about what constitutes confidential information.

If the activities as described above are seen as compromising to the Company’s reputation, the company may request that the employee stop this commentary and the employee may be subject to counseling and, potentially, disciplinary action up to and including termination.

Conflicts of Interest

You must be able to perform your duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of influence or impairment, due to a non-company activity, interest or relationship.

Conflicts of interest arise:

•	when your private interest interferes —or even appears to interfere— in any way with the Company’s interests;

•	when you take actions or have interests that may make it difficult to perform your work objectively and effectively; and

•	when you, or a member of your family, receive(s) improper personal benefits (especially loans or guarantees of obligations) as a result of your position in the Company.

Gifts and Entertainment

The Company expects all employees of the Company to maintain the highest levels of integrity and fairness, use good judgment, and uphold the Company’s reputation of high standards and continued ethical business conduct. The Company recognizes that the acceptance of gifts, entertainment or favors from vendors or other business partners may have the appearance of favoritism in some circumstances. This policy applies both to employees and members of his or her immediate family.

Employees are permitted to accept occasional invitations from vendors or other business partners to business meals or to attend sporting or other cultural events that are in accordance with customary industry practice and that may help to advance the Company’s business purposes; however, employee acceptance of personal travel or vacation arrangements or similar favors is prohibited. When attending a business meal or entertainment event, the vendor or other business partner hosting said event must be in attendance.

In order to avoid the appearance of favoritism and/or conflict of interest in regards to gifts and entertainment, the following guidelines are in place for every employee:

•	No gift or favor from vendors or other business partners above a nominal value, or that is more than occasional in frequency, may be accepted

•	No entertainment event invitation from a vendor or other business partners may be accepted if the value is excessive and/or is above and beyond customary industry practice

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Employees should politely decline any gifts, favors or entertainment event invitations that exceed policy limitations, and remind the vendor or other business partner of the Company’s gift and entertainment policy

•	No employee may solicit a gift or entertainment event

For the avoidance of any doubt, all employee acceptances of favors or invitations to entertainment events from vendors or other business partners must be approved in advance by the Company’s Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”). Also, upon receiving any gifts from vendors or other business partners, employees must inform the Company’s CEO or CFO, who will then determine whether the employee may keep the gift. Acceptances of any such favors, invitations or gifts by the CEO require advance approval by the CFO, and acceptances of any such favors, invitations or gifts by the CFO require advance approval by the CEO. To the extent practical, disallowed but received gifts, services, discounts, etc., will be shared within the Company or donated to charity.

In addition to receiving CEO or CFO approval before accepting any gifts, favors or entertainment event invitations, you must advise your supervisor of all gifts, favors or entertainment event invitations that you receive from vendors or other business partners.

Employees may occasionally host vendors or other business partners for business meals or to attend sporting or other cultural events that are in accordance with customary industry practice and that may help to advance the Company’s business purposes. Except for ordinary course business meals, employee provision of entertainment or favors to the Company’s customers, prospective customers, and public officials and others who are affiliated with such individuals require pre-approval by the CFO, and provision of any such entertainment or favors by the CFO requires pre-approval by the CEO. All funds expended for business meals, entertainment and gifts must be fully and accurately documented and reflected in the books and records of the Company.

Some business units or departments may follow stricter standards on gifts and entertainment than those stated here. Always review and adhere to any local policies or procedures that govern your business conduct.

Interests in Competitors, Suppliers and Third Parties

You should not have any direct or indirect interest in any transaction to which the Company will be a party if your interest or relationship could influence, or appear to influence, your actions with regard to your Company duties. You should not have any financial or other interest in any competitor, vendor, supplier (i.e., someone who provides products or services to the Company) or third party with whom you could influence or appear to influence the Company’s decision to do business (or proposing to do business).

If any of the following situations pertain to you, notify the Company’s Corporate Ethics/Compliance Officer, who will ensure that the situation is reviewed to determine whether the Company’s business relationship with the relevant vendor, etc., is in the best interest of the Company:

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You (or your relative) have ownership interests in any of the Company’s competitors, vendors, suppliers or other third parties with whom we do business or are proposing to do business (except for ownership of less than one percent of the securities of a company whose securities are traded on a national securities exchange);

•	You are currently an employee, trustee, director, agent or officer of a Company supplier, vendor, or other third party that is doing business or proposes to do business with the Company;

•	You are directly or indirectly engaged in business transactions with one or more of the Company’s competitors, vendors, suppliers or other third parties.

Indirect Interests or Relationships

You should not be in a position to influence the Company’s decision to engage in business directly or indirectly with one of your relatives. The definition of a “relative” includes your spouse, child, parent, sibling, sibling’s spouse, son-in-law, daughter-in-law, other in-law and any relative who resides with you or person sharing your home. (For more information, you may refer to the Company’s Employee Handbook, Hiring Relatives, Section 3.B). You must disclose to the Company’s Corporate Ethics/Compliance Officer any situation in which one of your relatives has an interest in a competitor, supplier or other party to any transaction involving the Company. The Corporate Ethics/Compliance Officer will then ensure that the situation is reviewed to determine whether the Company’s business relationship with the relevant vendor, etc., is in the best interest of the Company.

Securities Laws

Because the Company’s shares are publicly traded, the Company is subject to a number of federal laws concerning the purchase and sale of its shares and other publicly traded securities. These Federal Laws prohibit and punish anyone who gives or releases to anyone data or information of a confidential nature concerning the Company.

Employees who know important information stemming from their employment with the Company not generally known to the public (legally known as “material undisclosed information”) about the Company or any other corporation, including customers, suppliers, or competitors, could be found to be in violation of such laws and regulations if they take advantage of that information by:

•	Trading in the Company’s shares, or

•	Trading in another company’s shares by utilizing confidential information, or

•	Inducing, or in any way assisting others, to trade in such shares.

Important information includes but is not limited to significant new products or discoveries, sales and earnings forecasts, major contracts, plans for stock splits, and acquisitions or mergers. Such information in the case of another corporation would also include knowledge that the other corporation will enter into or is negotiating for a contract important to it for the sale of goods and services to or by the Company.

Employees shall not, without the proper authority, give or release to anyone data or information of a confidential nature concerning the Company. Employees must always use the highest care to protect this information from outside parties and other employees that are not authorized to see the information. Each employee is always encouraged to seek his or her supervisor’s guidance in maintaining the confidentiality of such information.

For more information about the Company’s policy concerning the securities laws, you should refer to the Company’s “Corporate Policy and Procedure on Insider Trading and Disclosure of Information to the Public for Employees of The Wet Seal, Inc.” To obtain a copy of this policy, or if you have any questions concerning the securities laws or about the Company’s policy with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact the Corporate Ethics/Compliance Officer. A copy of this policy is also available at the Company’s website, www.wetsealinc.com.

Corporate Opportunities

Business opportunities relating to the Company’s line of business can only be utilized by the Company itself and not by employees acting in a private manner. Any business opportunity that fits into the strategic plans or that satisfies the Company’s commercial objectives also belongs only to the Company. Unless the terms of the Company’s articles of incorporation or bylaws dictate otherwise, you may not direct these kinds of business opportunities to the Company’s competitors, to other third parties or to other businesses that you own or are affiliated with in any way. Under no circumstances may an employee exploit the Company’s business opportunities for his or her own personal gain.

Safeguarding Corporate Assets

The Company’s assets and funds can only be used for legitimate business purposes to advance the Company’s strategic objectives. Each employee is responsible for any Company assets and funds in his or her possession or under his or her control. Each employee must diligently work to protect these assets and funds from theft, misuse and waste.

The Company’s assets and funds may never be used for an unlawful purpose. Carefully safeguarding the Company’s assets makes the Company more efficient and avoids the potential for loss and embarrassment to you and the Company. If you become aware of theft, waste or misuse of the Company’s assets or funds or have any questions about your proper use of them, you should speak immediately with your supervisor or the Company’s Corporate Ethics/Compliance Officer.

Prohibition Against Harassment and Hostile Work Environment

It is the Company’s policy that all employment relationships shall be conducted in an environment that is not hostile or offensive. Harassment based on race, color, religion, ancestry, marital status, gender, gender identity and perceived gender, pregnancy, sex, sexual orientation, national origin, political affiliation, military status, age or mental/physical disability, or any other basis prohibited by applicable local, state, or federal law will not be tolerated at the Company.

If you believe that you have been subjected to harassment by a supervisor, manager, fellow employee, customer, client, vendor or any other person in connection with your employment at the Company, you should immediately bring the matter to the attention of your supervisor, a manager, or the Company’s Corporate Ethics/Compliance Officer.

All complaints of harassment will be investigated promptly and, where necessary, corrective action will be taken. Any investigation of such complaints will be treated as confidentially as possible. No employee will be punished or suffer any adverse employment action as a result of bringing any good faith harassment complaint to the Company’s attention.

Any supervisor, agent, or other employee who is found to have engaged in harassment or retaliation against an employee for exercising rights protected by this policy will be subject to appropriate discipline, up to and including discharge. If the individual found to have engaged in harassing behavior does not work for the Company, the Company will take prompt appropriate action toward preventing any further harassment.

Asking For Help and Reporting Concerns

The Code has been adopted by the Board of Directors of the Company. Your failure to adhere to the Code could result in civil or criminal penalties and/or disciplinary action up to and including termination of employment.

When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you suspect that a violation of the law or the Code has occurred, please talk with your supervisor, your supervisor’s manager, or the Company’s Corporate Ethics/Compliance Officer.

Again, the Company has established means by which you can confidentially communicate any observations of Code violations without fear of retaliation by the Company or its employees. Retaliation will not be tolerated. To report a concern, you may contact your supervisor or your supervisor’s manager. If the concern is related to improper accounting or financial reporting, you may call the Company’s Ethics Hotline at 1-800-435-1445, which is monitored by Global Compliance. If the concern is related to another sensitive area, such as a potential conflict of interest or other business ethics questions, you may call and leave an anonymous voicemail message at 1-888-679-3964, ext. 4796. In either case, you may also speak with the Company’s Corporate Ethics/Compliance Officer, who is authorized to assist you in your report and discuss such issues with you and can be reached at 949-699-3900 ext. 4796.

Inquiry Form-Confidential

If you have a question or concern as to whether specific behavior is a violation of corporate policy, please fill out the following inquiry form and return it to the Human Resources Department, Attention Corporate Ethics/Compliance Officer, The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, CA 92610.

Name

Date

Please describe your question or concern in as much detail as possible.

If you would like the Company to contact you or respond to you at home, please provide the following information:

Home Address

Phone No.

I certify that the information stated above is true and correct to the best of my knowledge. I understand that any disclosures I make are subject to review and investigation. I understand that my disclosures may be reviewed by other appropriate Company personnel who will use said information to conduct a reasonable inquiry.

I understand that the disclosures that I make will be held confidential and I will suffer no retaliation for reporting concerns.

Signature

Date

Confirmation Certificate

I have been provided with a copy of The Wet Seal, Inc. Code of Business Ethics and Conduct dated March 20, 2012 and I acknowledge that I have read the Code, understand my responsibilities under it and have complied with it. I further acknowledge that I should follow the compliance procedures described in the Code if I have any questions or concerns.

Employee Name (Please Print)

Employee Signature

Date

Store Number, City and State (if applicable)